EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-97419, No. 333-107337, No. 333-110775, No. 333-110777, No. 333-123617, No. 333-123620, No. 333-137766, No. 333-137767, No. 333-144707, No. 333-144708, and No. 333-144710) on Forms S-8 of North State Bancorp and subsidiary of our report dated March 23, 2009, with respect to the consolidated balance sheets of North State Bancorp and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 which report appears in the annual report on Form 10-K of North State Bancorp for the year ended December 31, 2008.

/s/ Dixon Hughes PLLC
Greenville, North Carolina
March 23, 2009